Exhibit 99.1

Contact: Susan Filyk Public Relations 210.308.1286 sfilyk@usfunds.com

For Immediate Release

U.S. Global Investors Reports Financial Results for the First Quarter of 2016 Fiscal Year

Company Managing Costs and Repositioning for Growth

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SAN ANTONIO–November 12, 2015–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported a net loss of $868,000, or ($0.06) per share, on operating revenues of $1.6 million for the quarter ended September 30, 2015.

Net loss for the same quarter of the previous year was $128,000, or ($0.01) per share, on operating revenues of $3.3 million.

Average assets under management, including U.S. Global Investors mutual funds and exchange traded fund (ETF), Galileo funds and offshore clients, were $724 million for the quarter ended September 30, 2015, compared to an average of $1.2 billion for the same quarter a year ago. Total assets under management were $679 million as of September 30, 2015, versus $1 billion at September 30, 2014. The decline in assets was predominately in the natural resources and emerging markets funds and was partially offset by the addition of assets in the company’s first ETF, the U.S. Global Jets ETF.

Streamlining and Repositioning for Growth in Resources and Specialized Sectors

“The company’s revenues have been hit hard for the past four years by the prolonged bear market in emerging markets, gold and natural resources, caused by years of slow global growth and the exceptionally strong dollar. Our lean and reflexive cost structure has helped us weather this persistent storm and we are transforming our operations and product line to be more resilient, competitive and successful,” says Frank Holmes, CEO of U.S. Global Investors, Inc.

“The leading indicator of the future health of the global economy is the global purchasing managers’ index (PMI) number. Global PMIs have fallen for years but last month they turned positive for most major countries, and most importantly, the manufacturing and services PMIs were both turning up in China. If PMIs remain positive and constructive, we believe this will be a game changer for global markets and commodity prices,” says Holmes.

The company announced today that the U.S. Global Investors Funds will hold a special meeting of shareholders on December 9, 2015, to vote on the election of new trustees for the funds. This action, which the company endorses, is intended to result in the funds becoming part of the family of funds that receive administrative, fund accounting, and/or transfer agency services from Atlantic Fund Services. The primary reason behind this initiative is for the funds to realize operational economies of scale.

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Current projections indicate that the transition will have a positive impact on U.S. Global Investors’ future net income and will result in a simplified income statement. Furthermore, this partnership will allow the company to concentrate on its core competencies of money management and marketing/sales activities.

As a result of this proposed change, U.S. Global Investors expects a related reduction in personnel due to outsourcing of administrative functions and shifting of job functions and responsibilities internally, thereby lowering employee compensation and benefits expenses. The company will continue to receive administrative services fees at a reduced level. The company anticipates the elimination of 12b-1 fee and shareholder servicing fee revenue, offset by a reduction in certain platform and other distribution related expenses. U.S. Global Investors plans to close its limited-purpose broker-dealer subsidiary in connection with the transition, which will also result in cost savings. The company will incur one-time expenses in connection with the regulatory process of the transition and the reduction in personnel, including proxy and severance costs, in the second fiscal quarter.

“This partnership with Atlantic will eliminate many administrative and operational distractions for the company and allow our streamlined team of highly skilled professionals to focus on improving mutual fund performance and building our growth strategy. It is a win-win for fund shareholders and GROW shareholders,” says Holmes.

Growth Strategy to Build Innovative and Dynamic ETF Product Line

The U.S. Global Jets ETF (JETS), the company’s first ETF product, now has a six-month track record and had reached $43 million in assets at quarter end. JETS was named one of the “Most Popular New ETFs Launched This Year” by ETF Trends. The company intends to expand its ETF product line in the first quarter of calendar year 2016 and is looking at opportunities to roll out ETFs in Canada and add separately managed account capabilities in the future. “U.S. Global is an innovative investment manager with a longstanding history of developing first-of-their-kind investment products. We will build upon our expertise as active managers in the resource and emerging markets sectors to create robust, rules-based smart-beta ETFs that leverage our knowledge and understanding of the factors that can identify stocks with long-term growth potential,” says Holmes.

Near-Term Tax Free Fund With History of “No Drama” Earns 5-Star Rating

“Out of 25,000 equity and bond mutual funds, only 30 of them have had positive returns for 20 years in a row, and our Near-Term Tax Free Fund (NEARX) is one of the few. This 5-star fund has provided investors and financial advisors with steady performance, through bull and bear markets and rising and falling interest rate environments,” says Holmes. The fund has earned the coveted 5-star Morningstar rating for the Overall performance period through September 30, 2015, based on risk-adjusted returns out of 187 funds. The fund was ranked in the Morningstar category of Municipal National Short-Term funds. Only the top 10 percent of funds in each category receive five stars.

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The company’s Gold and Precious Metals Fund (USERX) has also performed well, earning the 4-star Morningstar rating for the Overall performance period through September 30, 2015, based on risk-adjusted returns out of 71 funds in the Equity Precious Metals funds category.

Company Earns 5 STAR Awards for Excellence in Investor Education

U.S. Global Investors also earned five STAR awards from the Mutual Fund Education Alliance (MFEA) recognizing excellence in fund company communications, bringing the firm’s total to 69 awards. The company was honored for its retail marketing campaign, social media campaign, newsletter/magazine, educational brochure and advisor special communications.

Share Repurchase Program, Continued Strong Balance Sheet, and Monthly Dividends

The company continued repurchasing outstanding stock in the first fiscal quarter totaling 73,021 class A shares using cash of $163,000. The company uses an algorithm to purchase shares on down days, following the rules and regulations that restrict the amounts and times when shares can be purchased on any given day, such as at the opening of the day and in the last half-hour of trading. The share repurchase plan is set to expire at the end of calendar year 2015 but may be suspended or discontinued at any time.

As of September 30, 2015, the company had net working capital of approximately $19.1 million. Cash and cash equivalents totaled $4.5 million and marketable securities totaled $18.3 million as of the end of the quarter.

In addition, the company has had no long-term debt since 2004 and owns its headquarters building. The company has also continued to pay monthly dividends for more than eight years. A monthly dividend of $0.0025 per share is authorized through December 31, 2015, and will be reviewed by the board quarterly.

Earnings Webcast Information

The company has scheduled a webcast for 7:30 a.m. Central time on Friday, November 13, 2015, to discuss the company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Susan McGee, president and general counsel, and Lisa Callicotte, chief financial officer. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

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Selected financial data (unaudited) (dollars in thousands, except per share data):

	Three months ended
	9/30/2015	9/30/2014
Operating Revenues	$1,598	$3,297
Operating Expenses	2,986	3,613

Operating Loss	(1,388)	(316)
Total Other Income	534	220

Loss Before Income Taxes	(854)	(96)
Tax Expense (Benefit)	11	(7)

Net Loss	$(865)	$(89)
Less: Net Income Attributable to Non-Controlling Interest	3	39

Net Loss Attributable to U.S. Global Investors	$(868)	$(128)

Loss per share (basic and diluted)	$(0.06)	$(0.01)

Avg. common shares outstanding (basic)	15,342,186	15,429,327
Avg. common shares outstanding (diluted)	15,342,186	15,429,327

Avg. assets under management (millions)	$724	$1,160

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 40 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the company provides money management and other services to U.S. Global Investors Funds, the U.S. Global Jets ETF and other international clients.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by clicking here or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.

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	Total Annualized Returns as of 9/30/15			Gross Expense	Expense Ratio After
	One-Year	Five-Year	Ten-Year	Ratio	Waivers
Near-Term Tax Free Fund	1.59%	2.05%	3.03%	1.08%	0.45%
Gold and Precious Metals Fund	-21.82%	-20.11%	-1.79%	1.97%	1.90%

Expense ratios as stated in the most recent prospectus. The expense cap is a contractual limit through April 30, 2016, for the Near-Term Tax Free Fund, and a voluntary limit for all other funds, on total fund operating expenses (exclusive of any acquired fund fees and expenses, performance fees, extraordinary expenses, taxes, brokerage commissions and interest). U.S. Global Investors, Inc. (the “Adviser”) can modify or terminate the voluntary limits at any time, which may lower a fund’s yield or return. Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. For a portion of periods, the fund had expense limitations, without which returns would have been lower. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus (e.g., short-term trading fees of 0.05%) which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

Morningstar ratings for the Near-Term Tax Free Fund, based on risk-adjusted returns, in the Municipal National Short-term fund category, through 9/30/2015: five stars in the three-year period out of 187 funds, five stars in the five-year period out of 172 funds, and four stars in the 10-year period out of 120 funds. Morningstar ratings for the Gold and Precious Metals Fund, based on risk-adjusted returns, in the Equity Precious Metals fund category, through 9/30/2015: four stars in the three-year period out of 71 funds, four stars in the five-year period out of 71 funds, and four stars in the 10-year period out of 51 funds. The Morningstar Rating for a fund is derived from a weighted-average of the performance figures associated with its three-, five- and ten-year Morningstar Rating metrics. Past performance does not guarantee future results. For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.)

Bond funds are subject to interest-rate risk; their value declines as interest rates rise. Tax-exempt income is federal income tax free. A portion of this income may be subject to state and local income taxes, and if applicable, may subject certain investors to the Alternative Minimum Tax as well. The Near-Term Tax Free Fund may invest up to 20% of its assets in securities that pay taxable interest. Income or fund distributions attributable to capital gains are usually subject to both state and federal income taxes. The tax free funds may be exposed to risks related to a concentration of investments in a particular state or geographic area. These investments present risks resulting from changes in economic conditions of the region or issuer.

Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.